EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with all Exhibits and Schedules, this “Agreement”) is made and entered into on the 30th day of August 2012, by and between INSPECTRON, INC., a Michigan corporation, the address of which is 2159 Applebrook Drive, Commerce Township, Michigan 48382 (“Buyer”); and PERCEPTRON, INC., a Michigan corporation, the address of which is 47827 Halyard Drive, Plymouth, Michigan 48170 (the “Seller”). Seller and Buyer agree as follows:

BACKGROUND

A. Seller, through its Commercial Products Business Unit (the “CBU”), is engaged in the sale to strategic customers, including Rothenberger Werkzeuge GmbH (“Rothenberger”), Robert Bosch Tool Corporation (“Bosch”), Snap-On Logistics Company (“Snap-on”), Ridge Tool Company (“Ridge”) and Greenlee Textron Inc. (“Greenlee Textron” and, collectively with Rothenberger, Bosch, Snap-On and Ridge, the “Key Customers”), of optical inspection and location equipment and accessories for professional tradesmen in the electrical, mechanics, plumbing, and construction commercial markets (the “CBU Business”).

B. Seller desires to sell substantially all of the assets, and Buyer desires to purchase substantially all of the assets and assume certain of the liabilities, of the CBU constituting in the aggregate substantially all of the CBU Business, upon the terms and subject to the conditions set forth herein.

AGREEMENT

Section 1.  ASSETS

1.1              Purchased Assets. Seller hereby sells, assigns, and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, at the Closing (as defined in Section 3.1) but effective as of the Effective Time (as defined in Section 3.1), all of Seller’s right, title and interest in and to, free and clear of all liens, charges, encumbrances, debts, liabilities and obligations whatsoever except for the Assumed Liabilities (as defined in Section 2.1), all of the property and assets owned by Seller, of whatever kind and description, tangible or intangible, and wherever located, primarily used or held for use by Seller in the operation of the CBU Business, except for the Excluded Assets (as defined in Section 1.2) (collectively, the “Assets”), including, without limitation, the Assets described below:

1.1.1        Inventory. All inventories of Seller as of the Closing Date, wherever located, including raw materials, work-in-process, finished goods, components, spare parts, supplies and packaging, and other materials used or held for use by Seller in the operation of the CBU Business in the Ordinary Course of Business (as defined in Section 10.1), including as identified in Disclosure Schedule 1.1.1 (collectively, the “Inventory”);

1.1.2        Tangible Personal Property. All tangible personal property, wherever located, including machinery, laboratory equipment, shop equipment, tools, Tooling (as defined in Section 10.1), fixtures, tools, shop supplies, and computers primarily used, or held for use by the CBU in the operation of the CBU Business, that are identified in Disclosure Schedule 1.1.2 (collectively, the “Tangible Personal Property”);

1.1.3        Assumed Contracts. All of Seller’s right and interest in and to the written or oral agreements, contracts, leases, sales orders, purchase orders, distributor and representation agreements or appointments, arrangements or commitments of the CBU Business that are identified in Disclosure Schedule 1.1.3, (the “Assumed Contracts”), together with all rights, privileges, claims, demands, refunds and indemnifications in favor of Seller under the Assumed Contracts. For purposes of clarity and not limitation, the parties acknowledge that Assumed Contracts specifically exclude all of the Excluded Contracts as defined in Section 1.2.5. In addition, the parties acknowledge and agree that each of the Proprietary Information and Inventions Agreements by and among Seller and each of the CBU Employees (collectively the “Inventions Agreements”) do not constitute Assumed Contracts but that Seller shall permit Buyer to enforce such Inventions Agreements to the extent related to the Purchased CBU Trademarks, Purchased CBU Patents, Other CBU Intellectual Property, or other Proprietary Information (as defined in the Inventions Agreements) included within the Assets, and shall take all steps reasonably requested by Buyer (at Buyer’s expense) to facilitate such enforcement, including if necessary in the specific instance executing an assignment of Seller’s right to enforce such contracts as they relate to the Purchased CBU Trademarks, Purchased CBU Patents, Other CBU Intellectual Property, or other Proprietary Information (as defined in the Inventions Agreements) included within the Assets. The parties acknowledge that, subject to the exclusion of Excluded Contracts, the Assumed Contracts are intended to encompass those agreements, contracts, leases, sales orders, purchase orders, distributor and representation agreements or appointments, arrangements or commitments of the CBU Business that are in effect and confer a benefit or right upon or create an obligation of the CBU Business as of immediately prior to the Closing, and that as of the Closing, Seller has attempted to identify all existing contracts associated with the CBU Business and the parties have attempted to classify each contract either as an Assumed Contract or an Excluded Contract. After the Closing, if Seller or Buyer becomes aware of any contract associated with the CBU Business which is not identified as an Assumed Contract or an Excluded Contract, the discovering party will promptly provide the other party with a copy of the contract, together with an explanation of the circumstances of discovery. Within thirty (30) days after its provision or receipt of the notice, Buyer may, by written notice to Seller, agree to assume the contract, in which case it will become an Assumed Contract; otherwise it will become an Excluded Contract;

1.1.4        Prepaid Items. All of Seller’s right and interest in and to credits, prepaid expenses, advance payments, security deposits and other prepaid items, together with related security interests granted by the third parties holding the prepaid items associated primarily with the CBU Business, that are identified in Disclosure Schedule 1.1.4 (collectively, the “Prepaid Items”);

1.1.5        Marketing Materials. All marketing and product brochures, sales literature, user guides and manuals, and any other advertising and promotional materials associated exclusively with the CBU Business (collectively, the “Marketing Materials”);

2

1.1.6        Trademarks. The following trademarks, trade names, service marks and rights related thereto (collectively, the “Trademarks”):

(a)                All of Seller’s right and interest in and to the trademarks, trade names, service marks and rights related thereto used exclusively in the conduct of the CBU Business that are identified in Disclosure Schedule 1.1.6(a) (collectively, the “Purchased CBU Trademarks”), and

(b)               A non-exclusive, fully-paid license in and to the trademarks “Perceptron,” “Powered by Perceptron” and “Imaging Powered by Perceptron,” in all countries where such rights exist (collectively, the “Licensed Seller Trademarks”) pursuant to and in accordance with the terms and conditions of the License Agreement (as defined in Section 4.1.3);

1.1.7        CBU Patents. All of Seller’s right and interest in and to the patents and patent applications that are identified in Disclosure Schedule 1.1.7 (collectively, the “Purchased CBU Patents”) and all documentation related thereto;

1.1.8        Other CBU Intellectual Property. All of Seller’s right and interest in and to the following intellectual property that is used exclusively in the conduct of the CBU Business, including intellectual property as identified in Disclosure Schedule 1.1.8, and rights related thereto (collectively the “Other CBU Intellectual Property”): (a) inventions, inventions disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, manufacturing and process information, business plans, market research, customer lists and information, credit information, technical data, specifications and test data; (b) copyrights, documentation, specifications, user manuals, designs, drawings, promotional literature, marketing documents and other literary works; (c) software, including both source code (i.e., human readable) and object code (i.e., machine readable), together with any associated compilers and programming guides, and any software licensed from a third party, only to the extent transferrable to Buyer; and (d) documentation related to any of the foregoing;

1.1.9        Books and Records. All books, records, papers, files and documents (whether in hard copy or computer format) relating to the Assets and primarily used in the operation of the CBU Business held by the Seller immediately prior to the Closing, including, without limitation, employee files, correspondence, data processing records, engineering information, customer lists, files and records, advertising and marketing data and records, designs, drawings, credit reports, and other data relating to the Assets or used in the operation of the CBU Business (collectively, the “Books and Records”), subject to Seller’s right to retain a copy of any of the foregoing that Seller reasonably requires for the ongoing operation of Seller’s business, other than the CBU Business, any information necessary or related to the 3CEMS matter or for tax planning and compliance;

1.1.10    Customer Lists. Customer lists, distributor lists, supplier lists, open bid and quotation documents, sales records and files, and completed contract documents, maintenance and warranty records, databases and data collections and other confidential or proprietary business information in the possession, custody or control of Seller regarding the Assets and primarily used in the CBU Business (the “Customer Lists”);

3

1.1.11    Governmental Authorizations. All permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations (collectively, “Permits”) issued by any domestic or foreign agency, authority, board, judicial body, commission, legislature, instrumentality or office of any federal, national, state, county, district, municipal, city or other government unit (each, a “Governmental Authority”) relating to the Assets and the CBU Business, to the extent transferable to Buyer, including as identified in Disclosure Schedule 1.1.11;

1.1.12    Third Party Certifications. All certifications, approvals or authorizations from third parties related to the Assets, including certifications of products that constitute Assets, and pending applications therefor, to the extent transferable to Buyer, including as identified in Disclosure Schedule 1.1.12;

1.1.13    Claims. All claims, causes of action and rights of recovery against third parties relating to the Assets, whether known or unknown, contingent or noncontingent; and

1.1.14    Insurance Benefits. All insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time.

The transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes such liability pursuant to Section 2.1.

1.2              Excluded Assets. Except as otherwise provided in the Agreement, the Assets will not include any of the assets of Seller that are not primarily associated with the CBU or any of the following described assets which may be associated primarily with the CBU but are excluded nevertheless (collectively, the “Excluded Assets”):

1.2.1        Cash. All of Seller’s cash and cash equivalents;

1.2.2        Accounts Receivables. All of Seller’s accounts receivables for any sales to customers through the Effective Time;

1.2.3        Deferred Income Taxes. All receivables and credits attributable to Seller’s income Taxes;

1.2.4        Subsidiaries. The capital stock of, and any other interests in, any direct or indirect subsidiaries of Seller;

1.2.5        Excluded Contracts. The contracts identified in Disclosure Schedule 1.2.5 (collectively, the “Excluded Contracts”);

4

1.2.6        Insurance Policies. All insurance policies and rights thereunder except as set forth in Section 1.1.14;

1.2.7        Trademarks. All of Seller’s trademarks and rights to trademarks other than the Purchased CBU Trademarks as identified in Section 1.1.6;

1.2.8        Patents. All of Seller’s patents, patent applications and the rights thereto other than the Purchased CBU Patents as identified in Section 1.1.7;

1.2.9        Other Intellectual Property. All of Seller’s other intellectual property and rights to intellectual property other than the Purchased CBU Trademarks, Purchased CBU Patents and Other CBU Intellectual Property;

1.2.10    Employee Benefit Plans. All rights in connection with and assets of Seller’s Employee Benefit Plans (as defined in Section 10.1);and

1.2.11    This Agreement. All rights of Seller under this Agreement and the agreements to which it is a party to be delivered hereunder.

Section 2.  LIABILITIES

2.1              Post-Closing Liabilities; Assumed Liabilities. As of the Effective Time, and except as otherwise provided in this Agreement, Buyer shall be responsible for any and all liabilities and obligations attributable to the Assets or the operation of the CBU Business which arise after the Effective Time (specifically excluding all liabilities or obligations arising from acts or omissions that occurred prior to the Effective Time, other than the Assumed Liabilities), and shall assume and agrees to discharge only the following liabilities and obligations of Seller (such liabilities set forth below in Sections 2.1.1 and 2.1.2, collectively, the “Assumed Liabilities”):

2.1.1        Contract Obligations. (a) Any and all liabilities or obligations under the Assumed Contracts which arise after the Effective Time, but excluding any liabilities or obligations arising from acts or omissions that occurred prior to the Effective Time except as set forth in clause (b) of this Section 2.1.1; and (b) with respect to liabilities or obligations for spare parts and product warranty administration (including but not limited to claims for product returns or replacements, rebates, claims for price adjustments by customers or other related claims, but specifically excluding Product Liability Obligations (as defined in Section 2.2.2)), to the extent arising under the Assumed Contracts with the Key Customers, as applicable (collectively, the “Assumed Warranty Obligations”); and

2.1.2        Customer Deposits. Liabilities and obligations associated with deposits or advance payments received by the CBU for undelivered goods or services as of the Closing as identified in Disclosure Schedule 2.1.2 (the “Customer Deposits”).

2.2              Retained Liabilities. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming, nor shall Buyer be directly or indirectly liable or responsible for in any manner, any liabilities or obligations of Seller, and all such liabilities and obligations shall be and remain the sole responsibility of Seller (collectively, the “Retained Liabilities”) and shall be retained, paid, performed and discharged solely by Seller. The Retained Liabilities shall include, but not be limited to:

5

2.2.1        Contract Obligations. Any and all liabilities and obligations (a) relating to the Excluded Contracts; and (b) except as provided in Section 2.1.1(a) and (b), relating to the Assumed Contracts;

2.2.2        Product Liabilities. Liabilities and obligations for any bodily injuries or property damage and for any liability alleged to arise from design defects, manufacturing defects, failure to warn, negligence or strict liability or otherwise for products constituting Assets sold by Seller prior to the Effective Time (collectively, the “Product Liability Obligations”). For purposes of clarity, the parties acknowledge that Buyer shall be responsible for the Assumed Warranty Obligations arising under the Assumed Contracts with Key Customers assumed by Buyer as provided in Section 2.1.1 and that the Assumed Warranty Obligations do not constitute Retained Liabilities;

2.2.3        Employee Liabilities. Any and all liabilities and obligations relating to (a) any former or current employee of Seller, including, without limitation, the Hired Employees (as defined in Section 8.4) to the extent those liabilities or obligations arose from or during such employee’s employment with Seller or termination thereof, including liabilities for wages, bonuses, severance, unemployment, Taxes (as defined in Section 10.1), change-in-control payments, vacations, sick pay, workers compensation, disability, grievances, pensions, 401(k) and other employee benefits of every nature; and (b) any Employee Benefit Plans;

2.2.4        Accounts Payable. Any and all accounts payable of Seller arising from acts or omissions that occurred prior to the Effective Time;

2.2.5        Excluded Asset Liabilities. Any and all liabilities and obligations relating to any Excluded Asset;

2.2.6        Tax Liabilities. Any and all liabilities and obligations for Taxes of Seller including, but not limited to, (a) any Taxes arising as a result of Seller’s operation of the CBU Business or ownership of the Assets prior to the Effective Time, (b) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, (c) any deferred Taxes or withholding Taxes of any nature, and (d) any penalty or interest for late or non-payment of Taxes; and

2.2.7        CBU Business Operations. All other liabilities and obligations of Seller accrued, contingent or otherwise, arising from the operation and conduct of the CBU Business prior to the Effective Time, except for Assumed Liabilities.

2.2.8        Legal Proceedings. Any and all liabilities and obligations arising out of any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator (each, a “Proceeding”) to the extent arising from or relating to any event or activities occurring on or prior to the Effective Time or arising from or related to Seller’s operation of the CBU Business or ownership of the Assets prior to the Effective Time, including without limitation the 3CEMS Matter (as defined in Section 10.1);

6

2.2.9        Non-compliance. Any and all liabilities and obligations arising out of or resulting from Seller’s noncompliance with any applicable law or order of any Governmental Authority;

2.2.10    Environmental Liabilities. Any and all liabilities and obligations of Seller relating to an Environmental Claim (as defined in Section 10.1) or otherwise under any Environmental Law (as defined in Section 10.1) (collectively, “Environmental Liabilities”);

2.2.11    Unrelated Liabilities. Any and all liabilities and obligations arising from or related to any and all activities or assets of Seller not associated exclusively with the CBU Business, not otherwise constituting an Assumed Liability; and

2.2.12    Other Liabilities. Any and all liabilities and obligations not expressly assumed by Buyer pursuant to Section 2.1.

Section 3.  CLOSING; PURCHASE PRICE AND PAYMENT

3.1              Closing. The closing of the purchase, sale, assignment, transfer and delivery of the Assets by Seller to Buyer, the payment of the Purchase Price (as defined in Section 3.2) and the other transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution hereof by facsimile or electronic exchange or at the offices of Seller, 47827 Halyard Drive, Plymouth, MI 48170, at 10:00 a.m., E.D.T., on August 30, 2012 or at such other date, time or place as mutually agreed between the parties (such date, the “Closing Date”), and shall be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”). Except as otherwise set forth in this Agreement, all transactions and all documents executed and delivered at the Closing shall be deemed to have occurred simultaneously, and no transaction shall be deemed to have occurred and no document shall be deemed to have been executed or delivered unless all transactions have occurred and all documents have been executed and delivered.

3.2              Purchase Price. The aggregate consideration for the Assets (the “Purchase Price”), which will be determined and paid in U.S. Dollars is an amount equal to the sum of (a) Five Hundred Thousand ($500,000) Dollars (the “Closing Payment”), plus (b) the Deposit Amount (as defined in Section 3.4), plus (c) the assumption of the Assumed Liabilities.

3.3              Payments. At the Closing, Buyer will pay to Seller the Closing Payment and Deposit Amount by wire transfer, to a bank account designated by Seller at least 3 days prior to the Closing Date, of immediately available funds.

3.4              Deposit Amount. The “Deposit Amount” shall be the total dollar amount of outstanding Deposits outstanding at the Closing Date, as set forth on Exhibit A attached hereto. “Deposits” shall mean amounts advanced or prepaid by Seller to its suppliers for products not yet shipped to Seller by the suppliers and inventory supplied by Seller to its suppliers for use in products not yet shipped to Seller. The amount of the Deposits shall be the book value of such items as reflected on Seller’s books and records at the Closing Date.

7

3.5              Mutual Non-Compete Agreement. Seller hereby acknowledges that Buyer would not have entered into this Agreement but for the Mutual Non-Compete Agreement, which is referenced in Section 4.1.4.

3.6              Good Faith. The parties will execute and deliver such documents and use good faith efforts to comply with all other provisions of this Agreement and will deliver any other document or instrument of conveyance and transfer necessary to implement and consummate this Agreement or any other documents which may be reasonably requested by Seller or Buyer to consummate the transactions contemplated herein.

3.7              Allocations. The Purchase Price will be allocated among the Assets in accordance with Exhibit B attached hereto. The parties will be bound by that allocation in reporting the transactions contemplated by this Agreement to any Governmental Authority including the United States Internal Revenue Service (the “IRS”). After the Closing, each of the parties shall file all Tax returns (including amended returns, claims for refunds, and IRS Form 8594) in a manner consistent with the allocation, including any mutually agreed-upon adjustments thereto. No party will take any position (whether in audits or similar Proceedings, Tax returns, refund claims, or otherwise) that is inconsistent with such allocation, except as required to do so by applicable law. In any Proceeding related to the determination of any Tax, no party shall contend or represent that such allocation is not a correct allocation, and each party will use its commercially reasonable efforts to sustain such allocation in any such Proceeding.

Section 4.  CLOSING OBLIGATIONS

4.1              Closing Obligations of Seller. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing (or such other date set forth below), Seller shall deliver to Buyer or cause to be delivered to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

4.1.1        Seller’s Secretary Certificate. A certificate duly executed by the secretary of Seller in favor of Buyer certifying as to the incumbency and signatures of the officers of Seller executing this Agreement, and the appropriate proceedings of the Board of Directors of Seller authorizing and approving the execution, delivery and performance of this Agreement and the transactions and documents contemplated hereby;

4.1.2        Bill of Sale and Assumption Agreement. A Bill of Sale and Assignment and Assumption Agreement with respect to the Assets duly executed by Seller substantially in the form attached hereto as Exhibit C (the “Bill of Sale and Assumption Agreement”);

4.1.3        License Agreements. The following license agreements (collectively, the “License Agreements”) duly executed by Seller:

8

(a)	With respect to the Licensed Seller Trademarks, substantially in the form attached as Exhibit D (the “Seller Trademark License”); and

(b)	With respect to the Purchased CBU Patents and the Other CBU Intellectual Property, substantially in the form attached as Exhibit E (the “CBU Intellectual Property License”).

4.1.4        Mutual Non-Compete Agreement. The Mutual Covenant Not to Compete between Buyer and Seller, duly executed by Seller, substantially in the form attached hereto as Exhibit F (the “Mutual Non-Compete Agreement”).

4.1.5        Amendment to Executive Non-Compete. The First Amendment to Executive Agreement Not to Compete, related to the release of Richard Price’s obligations under that certain Executive Agreement Not to Compete by and between Seller and Richard Price dated November 4, 2009, relating to the CBU Business, duly executed by Seller substantially in the form attached hereto as Exhibit G (the “Amendment to Executive Non-Compete”);

4.1.6        Assignments of Intellectual Property. One or more assignment(s) with respect to the Purchased CBU Trademarks and the Purchased CBU Patents duly executed by Seller, as requested by Buyer (each, an “IP Assignment” and collectively, the “IP Assignments”) including and substantially in the form attached hereto as Exhibit H (the “Trademark Assignment”) and Exhibit I (the “Patent Assignment”);

4.1.7        Required Consents. The Required Consents (as defined in Section 10.1) in form and substance acceptable to Buyer in its sole discretion, and any other consents to assignment of Assumed Contracts or other Assets received by Seller, in each case duly executed by the applicable third party thereto;

4.1.8        Release. A release from Comerica Bank, in such form as is reasonably acceptable to Buyer, providing that Comerica Bank, effective as of the Closing (a) consents to the transactions contemplated by this Agreement, (b) releases any and all related liens or encumbrances on or against the Assets or the CBU Business, and (c) authorizes Buyer to file any UCC termination statement(s) necessary to release any liens or encumbrances on or against the Assets or the CBU Business;

4.1.9        UIA Form 1027. UIA Form 1027 at least 48 hours prior to the Closing; and

4.1.10    Other Instruments. Such other instruments of transfer as may reasonably be requested by Buyer to vest title to the Assets being sold to Buyer, and otherwise to effect the transactions contemplated hereunder, provided, however, that no such document shall require Seller to make any additional representation, warranty or covenant, express or implied, not contained in this Agreement.

9

4.2              Closing Obligations of Buyer. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, Buyer shall deliver to Seller or cause to be delivered to Seller:

4.2.1        Buyer’s Secretary Certificate. A certificate duly executed by the secretary of Buyer in favor of Seller certifying as to the incumbency and signatures of the officers of Buyer executing this Agreement, and the appropriate proceedings of the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions and documents contemplated hereby;

4.2.2        Payment. The Closing Payment by wire transfer, to a bank account designated by Seller at least 3 days prior to the Closing Date, of immediately available funds;

4.2.3        Bill of Sale and Assumption Agreement. The Bill of Sale and Assumption Agreement duly executed by Buyer;

4.2.4        License Agreements. Each of the License Agreements duly executed by Buyer;

4.2.5        Mutual Non-Compete Agreement. The Mutual Non-Compete Agreement duly executed by Buyer;

4.2.6        Amendment to Executive Non-Compete. The Amendment to Executive Non-Compete duly executed by Richard Price;

4.2.7        Other Instruments. Such other instruments of transfer as may reasonably be requested by Seller, and otherwise to effect the transactions contemplated hereunder, provided, however, that no such document shall require Buyer to make any additional representation, warranty or covenant, express or implied, not contained in this Agreement.

4.3              Waiver. Buyer or Seller may waive in writing, in whole or in part, any condition applicable to such party under Section 4. A waiver by any party of any such condition shall not operate or be construed as the waiver of any other conditions. A waiver by any party of any of the foregoing conditions shall be construed as the waiver of any breach of this Agreement resulting from the failure to satisfy the condition.

Section 5.  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as otherwise stated herein or as set forth in the applicable section of the Disclosure Schedule:

5.1              Standing. Perceptron, Inc. is a corporation duly organized and validly existing under the laws of the state of Michigan. Except as set forth on Disclosure Schedule 5.1, Seller has all the requisite corporate power and authority to own, lease and operate the Assets owned by it and to carry on the CBU Business as it is currently being conducted and to own, lease, and operate its properties in connection with the CBU Business.

10

5.2              Corporate Power and Authorization. Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other agreement or instrument to be executed and delivered by Seller in connection with this Agreement (collectively, “Seller’s Transaction Documents”). Seller is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions set forth on Disclosure Schedule 5.2, which are the only jurisdictions in which the ownership, use or leasing of the Assets and properties, or the conduct or nature of the CBU Business, makes such qualification, licensing or admission necessary, except to the extent the failure to be so qualified, licensed or admitted has not caused a Material Adverse Change. The execution, delivery and performance by Seller of each of Seller’s Transaction Documents have been duly authorized by all necessary corporate action of Seller. Each of Seller’s Transaction Documents constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights whether considered in a Proceeding at law or in equity.

5.3              No Conflicts. Neither the execution and delivery of the Seller’s Transaction Documents nor the performance of any of Seller’s obligations thereunder will, directly or indirectly (with or without notice, lapse of time or both): (a) contravene, conflict with or result in a violation of any provision of Seller’s organizational documents or any resolution adopted by the Board of Directors of Seller; (b) contravene, conflict with or result in a violation of any law, regulation, order, judgment or decree applicable to it other than those violations which do not have a material adverse effect; (c) to Seller’s Knowledge, contravene, conflict with or result in a violation or breach of any provision (other than those violations which do not cause a Material Adverse Change) of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Assumed Contract or any other material contract as to which Seller or any of the Assets is subject; or (d) result in the imposition or creation of any lien on any of the Assets.

5.4              Legal Proceedings. Disclosure Schedule 5.4 is a true and complete list of all Proceedings to which Seller is or has been during the last five (5) years a party and that relates to or may affect any of the Assets or the CBU Business. Except as set forth on Disclosure Schedule 5.4, there is no pending or, to the Knowledge of Seller, threatened Proceeding: (a) by or against Seller that relates to or may affect any of the Assets or the CBU Business; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering or preventing the consummation of the transactions contemplated by this Agreement or affect Seller’s ability to perform its obligations under this Agreement or any of Seller’s Transaction Documents.

5.5              Approvals. No notice to, consent of, or registration or filing with, any Governmental Authority or, to Seller’s Knowledge, any other person or entity is required to be obtained or made by Seller to effectuate its execution or performance of this Agreement or any of Seller’s Transaction Documents.

5.6              Contracts. Seller has delivered or made available to Buyer copies of the Assumed Contracts and the Excluded Contracts listed on Disclosure Schedule 5.6, which is an accurate and complete list of all material agreements, leases, licenses, contracts or commitments (whether oral or written) to which Seller is a party related to the CBU Business or by which any of the Assets are bound. Except as set forth on Disclosure Schedule 5.6: (a) the Assumed Contracts constitute lawful, valid and legally binding obligations of Seller and, to the Knowledge of Seller, the other parties thereto and are enforceable in all material respects, in accordance with their terms; (b) to the Knowledge of Seller,  each Assumed Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto as to the subject matter of that Assumed Contract; (c) in all material respects, all obligations required to be performed under the Assumed Contracts by Seller and, to the Knowledge of Seller, the other parties thereto on or prior to the date hereof have been performed, and neither Seller nor, to the Knowledge of Seller, any other party, is in default under, and no event has occurred or failed to occur which constitutes, or with the giving of notice, the lapse of time or both would constitute, a default by Seller or any other party under the Assumed Contracts or give them any right to terminate, cancel, accelerate or modify any Assumed Contract; (d) Seller has not received notice that (and otherwise has no Knowledge that) any party to any of the Assumed Contracts intends to cancel or terminate any of these agreements or to exercise or not to exercise any renewal or extension options or rights under any of the Assumed Contracts; (e) Seller has not waived or exercised any material renewal or extension options or rights under any of the Assumed Contracts; and (f) Seller has not received notice that (and otherwise has no Knowledge that) any party to any Assumed Contract will not consent to assignment of such Assumed Contract to Buyer or that it intends to cancel such Assumed Contract before its normal expiration.

11

5.7              Purchased CBU Trademarks, Purchased CBU Patents and Other CBU Intellectual Property.

5.7.1        Disclosure Schedule 5.7.1 contains a complete and accurate list of all Purchased CBU Trademarks and Purchased CBU Patents, with registration numbers and locations identified, as well as all applications for the foregoing, used exclusively in connection with the CBU Business. To Seller’s Knowledge, none of the Trademarks, Purchased CBU Patents or Other CBU Intellectual Property, nor the use thereof by Seller nor any activity of Seller in the conduct of the CBU Business, infringes on any other person’s intellectual property. To Seller’s Knowledge, all Purchased CBU Trademarks and Purchased CBU Patents have been properly registered or applied for, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current as of the Closing Date. There is no Proceeding pending or threatened in writing (or, to the Knowledge of Seller, orally) to challenge Seller’s right, title and interest with respect to its continued use or right to preclude others from using any Purchased CBU Trademarks, Purchased CBU Patents or Other CBU Intellectual Property.

5.7.2        Disclosure Schedule 5.7.2 contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Contracts relating to Purchased CBU Trademarks and Purchased CBU Patents. There are no outstanding disputes, disagreements, claims or Proceedings with respect to any such Contract, and, no such disputes, disagreements, claims or Proceedings with respect to any such Contract have been threatened in writing (or, to the Knowledge of Seller, orally).

12

5.7.3        To Seller’s Knowledge, the Purchased CBU Trademarks, Purchased CBU Patents, and the Other CBU Intellectual Property, collectively, are sufficient for the operation of the CBU Business as it is currently conducted by Seller. Seller is the owner or licensee of all right, title and interest in and to each CBU Purchased Trademark and CBU Purchased Patent and, to Seller’s Knowledge, each item of the Other CBU Intellectual Property, free and clear of any and all liens or encumbrances. To Seller’s Knowledge, Seller has the right to use without payment to a third party all of the Purchased CBU Trademarks and Purchased CBU Patents, other than in respect of licenses listed in Disclosure Schedule 5.7.4.

5.7.4        Licenses. There are no licenses currently in effect for any Purchased CBU Trademarks, Purchased CBU Patents or Other CBU Intellectual Property except as identified in Disclosure Schedule 5.7.4.

5.8              Title. Except with respect to the Purchased CBU Trademarks, Purchased CBU Patents and the Other CBU Intellectual Property, which are covered in Section 5.7.3, Seller has good and marketable title to and is the sole owner of all of the Assets, there are no outstanding options or rights in any person to acquire any of the Assets, and the Assets are not subject to any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, lease or adverse claim. Buyer acknowledges and accepts, however, that many of the Assets are located in countries outside of the United States of America and are in possession of the CBU Business’ contract manufacturers and other suppliers in order to fulfill current and future orders from the Key Customers.

5.9              Employees. (a) Seller is not engaged in any unfair labor practice which is in violation of applicable law; (b) no unfair labor practice complaint against Seller is pending before any Governmental Authority; (c) there is no organized labor strike, dispute, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened against or involving Seller; (d) there are no labor unions representing, or to the Knowledge of any Seller attempting to represent, the employees of Seller; (e) no claim or grievance nor any arbitration Proceeding arising out of or under any collective bargaining agreement is pending against the Seller and no such claim or grievance to the Knowledge of any Seller has been threatened; (f) Seller is not a party or otherwise subject to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by Seller; and (g) Seller has never experienced any work stoppage or similar organized labor dispute.

5.10          Employee Benefit Plans.

(a)                Buyer will not, as a result of consummation of the transactions contemplated by this Agreement and the agreements contemplated hereby, assume any Employee Benefit Plan or any liabilities with regard to any Employee Benefit Plan.

(b)               Disclosure Schedule 5.10 sets forth a complete and accurate list of all Employee Benefit Plans, to the extent covering any Hired Employee, whether maintained by Seller or any ERISA Affiliate. Any such Employee Benefit Plan maintained by an ERISA Affiliate of Seller is indicated as such on Disclosure Schedule 5.10.

13

(c)                Full payment has been made of all amounts that are required under the terms of each Employee Benefit Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Benefit Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

(d)               With respect to each Employee Benefit Plan, (i) Seller has complied with, and each such Employee Benefit Plan conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects; (ii) Seller has performed all material obligations required to be performed by it under any Employee Benefit Plan and is not in default under or in violation of the terms of any Employee Benefit Plan; and (iii) each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, or is a prototype plan for which an opinion letter has been issued that may be relied upon, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification; (iv) there are no Proceedings pending (other than routine claims for benefits) or threatened in writing with respect to such Employee Benefit Plan; (v) no individual other than a current or former common-law employee of Seller or a dependent or beneficiary thereof is covered by such Employee Benefit Plan; and (vi) neither Seller or any individual or entity for whom Seller owes an indemnification obligation has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable.

(e)                With respect to each Hired Employee, Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its “group benefit plans” (as defined under Code Section 5000(b)(1)) under Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”.

(f)                With respect to each Hired Employee, Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

(g)               No Employee Benefit Plan is, and Seller has not at any time had any obligation to contribute to or has any liability with respect to, any plan subject to Title IV of ERISA, any plan subject to the requirements of Code Section 412 and ERISA 302, or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

5.11          Taxes.

(a)                Provision For Taxes. The provision made for Taxes on Seller’s books and records is sufficient for the payment of all Taxes with respect to, in connection with, associated with, or related to, the CBU Business and the Assets, as of June 30, 2012, and for all years and periods prior thereto. Since June 30, 2012, Seller has not incurred any Taxes with respect to, in connection with, associated with, or related to, the CBU Business and the Assets, other than Taxes incurred in the Ordinary Course of Business consistent in type and amount with the past practices of Seller.

14

(b)               Tax Returns Filed. All Tax Returns with respect to, in connection with, associated with, or related to, the CBU Business and the Assets required to be filed by or on behalf of Seller have been timely filed and, when filed, were correct and complete. Seller has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party of the CBU Business.

(c)                Tax Audits. To the extent that it could create any lien, charge, encumbrance, debt, liability or obligation for Taxes or otherwise on, the CBU Business or the Assets: (i) no claim has ever been made by any Governmental Authority in a jurisdiction in which Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (ii) except as set forth in Disclosure Schedule 5.11(c), no Tax Returns filed currently is the subject of audit; (iii) there are no outstanding contracts or waivers extending the statutory period of limitations applicable to any Tax Return with respect to a Tax assessment or deficiency; (iv) except as set forth in Disclosure Schedule 5.11(c), Seller has not received any (A) notice of underpayment of Taxes or other deficiency that has not been paid, or (B) any objection to any Tax Return filed by Seller; and (v) except as set forth in Disclosure Schedule 5.11(c), all deficiencies asserted or assessments made as a result of any examinations with respect to, in connection with, associated with, or related to, the CBU Business or the Assets have been fully paid or are fully reflected as a liability in the Seller’s books and records.

(d)               Other. Seller has not, with respect to, in connection with, associated with, related to, or to the extent that it could create any lien, charge, encumbrance, debt, liability or obligation for Taxes or otherwise on, the CBU Business or the Assets: (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), or (v) been a party to any Tax allocation or Tax sharing agreement. Seller has not agreed, nor is it required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise. There are no Tax exemptions, Tax agreements or Tax Orders of any Governmental Authority to which Seller may be subject or to which it may have claimed with respect to, in connection with, associated with, or related to, the CBU Business or the Assets.

(e)                No Tax Encumbrances. There are no liens, levies, charges, encumbrances, debts, liabilities or obligations for Taxes, and there is no pending or, to the Knowledge of Seller, threatened claim for the foregoing, with respect to, in connection with, associated with, or related to, the CBU Business or the Assets.

5.12          No Material Adverse Change. Since June 14, 2012, the CBU Business has been conducted by Seller in the Ordinary Course of Business, and there has been no Material Adverse Change.

5.13          Permits; Compliance with Laws. Seller holds and is in compliance in all material respects with all Permits required by it in connection with the present conduct of the CBU Business under applicable law. Disclosure Schedule 5.13 sets forth all Permits held by the Company, and, except as set forth on Disclosure Schedule 5.13, all of the Permits are in full force and effect and will not cease to be in full force and effect as a result of the Closing or the transfer of the Assets. Seller has complied with and is currently in compliance in all material respects with all applicable law as it relates to the Assets and the CBU Business and no Proceedings or notices have been filed or, to the Knowledge of Seller, threatened against the Company alleging any failure to comply.

15

5.14          Environmental Matters. Except as set forth on Disclosure Schedule 5.14, no Environmental Claim (as defined in Section 10.1) is pending and, to the Knowledge of Seller, there exists no Environmental Claim or condition with respect to the Environment related to the Assets or the CBU Business which would reasonably be expected to result in a Loss (as defined in Section 9.1) with respect to the Assets or the CBU Business.

5.15          Insurance. Disclosure Schedule 5.15 contains a true and complete list of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the Assets or the CBU Business, or the employees of the CBU Business. Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and Seller has not received any notice of cancellation or termination in respect of any such policy or default thereunder.

5.16          Brokers. Seller has not retained and is not liable to any broker, finder, investment banker or other brokerage agent in connection with the transactions contemplated by this Agreement.

5.17          Value. Seller has made its own independent evaluation of the value of the Assets and the advisability of entering into the transactions contemplated by this Agreement. In so doing, Seller has not relied upon any representation, warranty, statement or promise of or by Buyer, except as specifically provided in this Agreement.

Section 6.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as otherwise stated herein:

6.1              Standing. Buyer is a corporation duly organized and validly existing under the laws of the state of Michigan. Buyer has all the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is currently being conducted and to own, lease, and operate the Assets and CBU Business.

6.2              Corporate Power and Authorization. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other agreement or instrument to be executed and delivered by Buyer in connection with this Agreement (collectively, “Buyer’s Transaction Documents”). The execution, delivery and performance by Buyer of each of Buyer’s Transaction Documents have been duly authorized by all necessary corporate action of Buyer. Each of Buyer’s Transaction Documents constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights whether considered in a Proceeding at law or in equity.

16

6.3              Financial Wherewithal. Buyer has sufficient funds to meet its financial obligations set forth in this Agreement.  Richard Price owns and will own at the Effective Time, beneficially (in voting and investment power) one hundred percent (100%) of the issued and outstanding capital stock of Buyer.

6.4              No Conflicts. Neither the execution and delivery of the Buyer’s Transaction Documents nor the performance of any of Buyer’s obligations thereunder will, directly or indirectly (with or without notice, lapse of time or both): (a) contravene, conflict with or result in a violation of any provision of Buyer’s organizational documents or any resolution adopted by the Board of Directors of Buyer; (b) contravene, conflict with or result in a violation of any legal requirement, except where the circumstances, conflict, or violation would not have a material adverse effect on the financial condition of Buyer taken as a whole; or (c) to Buyer’s Knowledge, contravene, conflict with or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material contract as to which Buyer is subject other than those violations which do not have a material adverse effect on the financial condition of Buyer taken as a whole.

6.5              Legal Proceedings. There is no Proceeding or other legal action pending or, to Buyer’s Knowledge, threatened against Buyer that could prevent the consummation of the transactions contemplated by this Agreement or affect Buyer’s ability to perform its obligations under this Agreement or any of Buyer’s Transaction Documents.

6.6              Approvals. No notice to, consent of, or registration or filing with, any Governmental Authority or, to Buyer’s knowledge, any other person or entity is required to be obtained or made by Buyer to effectuate its execution or performance of this Agreement or any of Buyer’s Transaction Documents.

6.7              Brokers. Buyer has not retained and is not liable to any broker, finder, investment banker or other brokerage agent in connection with the transactions contemplated by this Agreement.

6.8              Value. Buyer has made its own independent evaluation of the value of the Assets and the advisability of entering into the transactions contemplated by this Agreement. In so doing, Buyer has not relied upon any representation, warranty, statement or promise of or by Seller, except as specifically provided in this Agreement.

Section 7.  LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

7.1              Survival of Representations. The representations and warranties made in Sections 5 and 6 will survive for a period of 15 months from and after the Closing (and thereafter, to the extent of a claim or action made prior to such 15-month period, until such claim or action is finally resolved). No claim for indemnification pursuant to Section 9 will be made by either Buyer or Seller based upon a breach or alleged breach of any representation or warranty unless written notice of such claim or action is received by the other party prior to expiration of the survival period applicable to the representation or warranty pursuant to this Section 7.1.

17

7.2              Reliability of Representations. Buyer and Seller will be entitled to rely upon the representations and warranties set forth herein and in each Disclosure Schedule, but only for so long as such representations and warranties will survive as set forth above in Section 7.1.

Section 8.  OTHER AGREEMENTS

8.1              Unassignable Contracts; Consents Further Assurances. Seller and Buyer shall use commercially reasonable efforts to cause the Assets, including the Assumed Contracts, to be transferred and assigned to Buyer as of the Effective Time. To the extent that certain Assets, including Assumed Contracts, or Seller’s rights under such Assets, including Assumed Contracts, may not, by their own terms or under applicable law, be transferred or assigned without the consent, approval or waiver of any Governmental Authority or another person or party which has not been obtained or if such transfer or assignment is not permitted irrespective of such consent, approval or waiver prior to the Effective Time, then (a) this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and (b) after the Closing, (i) Seller and Buyer shall use their respective commercially reasonable efforts to obtain as promptly as possible any such required consent(s), approval(s) or waiver(s) necessary in order to enable Seller to sell, assign and deliver the Assets and Assumed Contracts to Buyer, and to enable Buyer to purchase, assume and accept the Assets and Assumed Contracts from Seller and to conduct the CBU Business as it has been conducted by Seller during the twelve months prior to the Closing, and (ii) Seller shall assist Buyer with obtaining for Buyer the rights and benefits under any such Assumed Contract, including enforcement, at Buyer’s expense, for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer as Buyer shall otherwise reasonably require. Seller and Buyer shall cooperate with and assist each other with the transfer of the Assets and the Assumed Liabilities under this Agreement and execute such additional instruments and documents, perform such other acts and deeds and render such additional assistance as the other may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement, including effectuating the transfer of the Purchased CBU Trademarks, Purchased CBU Patents and Other CBU Intellectual Property and know-how related to the Assets and the CBU Business, to the extent not inconsistent with the terms of this Agreement and the agreements contemplated hereby

8.2              Books and Records; Mutual Cooperation. Each party will maintain and preserve, for a period of not less than six years after the Closing, all books and records in its possession relating to the Assets, Assumed Liabilities and the CBU Business. If a party intends to destroy or dispose of any such books and records (the “Subject Records”) before expiration of the six-year term, the party will give not less than 60 days’ written notice of such intent to the other party. The other party may, by written notice delivered at any time during the 60-day period, elect to receive a transfer of the Subject Records. In such event, the transferring party will cooperate in transferring the records to the party that requests the transfer. All costs of transferring the records will be borne by the party requesting the transfer. For a period of not less than six years from the Closing (plus any additional time during which a party has been advised that there is a Tax audit with respect to a period prior to the Closing) Buyer and Seller will each, at the request of the other party, make available to such other party from time to time on a reasonable basis records and other documents relating to the Assets, Assumed Liabilities and the CBU Business for periods prior to the Closing. After the Closing Date, Buyer and Seller will each provide the other with such assistance as may be reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority, or any judicial or administrative Proceeding relating to the CBU Business, and each will retain and provide the other with any records or information which may be relevant to such return, audit, examination, or Proceedings. Such assistance will include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and will include providing copies of any relevant documents and information.

18

8.3              Wind-down of CBU by Seller. At Seller’s request, Buyer will provide Seller with reasonable assistance at reasonable times and upon reasonable notice, at Seller’s expense, with respect to the Retained Liabilities and the collection of account receivables related to Seller’s operation of the CBU Business prior to the Effective Time; provided, that such requested assistance would not be materially disruptive to Buyer’s operation of the CBU Business or its other operations, if any.

8.4              Employment Matters; Employee Benefit Plans.

8.4.1        CBU/Hired Employees.

(a)                The parties will, on a mutually approved basis, hold meetings with the employees of the CBU Business and issue communications to the employees concerning the expected sale of the Assets to Buyer. Buyer will offer employment to all of the employees of the CBU Business as of the Closing Date, each of whom is listed on Disclosure Schedule 8.4.1 (collectively, the “CBU Employees,” and, all such CBU Employees who accept such offer of and commence employment with Buyer, collectively, the “Hired Employees”), which employment will commence effective on the day after the Closing Date (the “Hire Date”). Effective immediately on the Closing Date, Seller will terminate the employment of all of the CBU Employees. Seller will provide COBRA notice, and make COBRA coverage available under Seller’s Employee Benefit Plans, as required by law, to CBU Employees eligible for such coverage. Seller will be solely liable for any severance payable to any CBU Employees that are not Hired Employees and are terminated by Seller in connection with the transactions contemplated by this Agreement. Buyer will be liable for any liabilities and obligations, other than Retained Liabilities, with respect to Hired Employees which arise after the Hire Date.

(b)               It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any agreement, commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) any employment offered by Buyer will be “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable laws). Except as set forth in Section 8.4.1(d), nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, benefits, other compensation or terms or conditions of employment of such employees; provided, that, if Buyer terminates the employment of any of the employees listed on Disclosure Schedule 8.4.1 after the Closing, Buyer will be solely liable for any severance payable to such terminated employees.

19

(c)                Seller agrees that, from and after the Closing Date, it will not enforce any Inventions Agreement, as it relates to the Purchased CBU Trademarks, Purchased CBU Patents, Other CBU Intellectual Property, or other Proprietary Information (as defined in the Inventions Agreements) included within the Assets, against any Hired Employee or Buyer with respect to any acts or omissions of such Hired Employee in the course of performing his or her duties as an employee of Buyer, including, but not limited to, revealing, disseminating, utilizing, discussing or making available to Buyer or a third party any of the proprietary information regarding or relating to the CBU Business.

(d)               Effective as of September 1, 2012 and continuing for at least sixty (60) days thereafter, Buyer shall provide each Hired Employee with health and welfare benefit plans, including medical/vision plans that are not less favorable in the aggregate than the medical/vision plans provided by the Seller immediately prior to Closing and a dental plan that is not less favorable in the aggregate than the dental plan provided by the Seller immediately prior to Closing (the “Buyer’s Employee Benefit Plans”).  Buyer further agrees that should the Buyer’s Employee Benefit Plans fail to be effective as of September 1, 2012, Buyer will pay to Seller, for or with respect to those Hired Employees and their spouses and dependents who are COBRA qualified beneficiaries and who elect COBRA continuation coverage (the “COBRA Qualified Beneficiaries”), (i) the amount of COBRA premiums that are attributable to the period between September 1, 2012 and the effective date of Buyer’s Employee Benefit Plans (the “Claims Period”) plus (ii) the amount of claims (net of any COBRA premiums remitted to Seller) arising during the Claims Period that are incurred under Seller’s medical, dental, and vision plans by the COBRA Qualified Beneficiaries, not to exceed $50,000.00 in any month for claims arising during any of the months of September, October or November, 2012, and without limit for claims arising on or after December 1, 2012.

(e)                With respect to any of Buyer’s Employee Benefit Plans, Buyer shall give credit for each Hired Employee’s respective service with Seller for eligibility and vesting purposes, and Buyer shall include each such Hired Employee’s service with the Seller for purposes of satisfying any pre-existing condition limitations or exclusions under Buyer’s Employee Benefit Plans. With respect to Hired Employees, Buyer shall waive any waiting period that Buyer imposes under Buyer’s Employee Benefit Plans.

20

8.5              Post-Closing Use of Seller’s Facilities. During the 120-day period after Closing, Buyer will be entitled to the continuing use of Seller’s facility in Plymouth, Michigan on a basis which is consistent with the use of that facility by Seller’s employees primarily associated with the CBU Business during the six-month period prior to the Closing. The right to use the Plymouth facility will include the right to reasonable use of utilities (such as electricity, heat, local telephone, janitorial, security, garbage, water, etc.) and the reasonable use of common areas inside and outside (e.g., cafeteria, bathrooms, hallways, meeting rooms, parking lots, etc.), consistent with the use of such utilities and common areas by Seller’s employees primarily associated with the CBU Business during the six-month period prior to Closing. Buyer’s use of the Plymouth facility during the 120-day period will be without charge to Buyer. However, Seller will be entitled to full reimbursement from Buyer for any out-of-pocket costs incurred by Seller after the Closing due to usage of photocopying equipment, supplies, packing materials, shipping services, and/or long-distance telephone services by Buyer’s employees who are located at the Plymouth facility after the Closing, which will be invoiced by Seller to Buyer on a monthly basis or due to any misuse of the Plymouth facility by Buyer’s employees after the Closing. Buyer will remove from Seller’s facilities all of the tangible Assets located at those facilities within 120 days of the Closing. Prior to any use of Seller’s facility after Closing, Buyer will provide all necessary insurance policies naming Seller as additional insured related to the use of Seller’s facility by Buyer’s employees or invitees, including general property and liability insurance.

8.6              Taxes. Seller shall include the income, deductions, and other tax items relating to the operation of the CBU Business before and through the Closing Date and the assets used in the CBU Business owned before and as of the Closing Date in all of its federal, state, local and foreign Tax Returns (as defined in Section 10.1) and shall be responsible for filing all of its Tax Returns, including, but not limited to, those that include the income, deductions, and other tax items relating to the operation of the CBU Business and the Assets used in the CBU Business for those periods (the “Pre-Closing Taxes”), and the payment of any Taxes, or the collection of any refunds relating thereto, in accordance with the methods of accounting historically applied to the CBU Business. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Pre-Closing Taxes for such Straddle Period for any ad valorem tax on Assets used in the CBU Business will be deemed to be the amount of Tax for such taxable period multiplied by a fraction, the numerator of which is the total number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period. Seller and Buyer agree to adjust the amount to be paid by Buyer for the proration of the ad valorem tax on the Assets.

8.7              Bulk Sale Laws. Subject to all other terms of this Agreement, Seller and Buyer each waive compliance with any bulk sale laws applicable to the sale of the Assets or the transfer of the CBU Business to Buyer.

8.8              Public Announcement. Prior to Closing, no party to this Agreement will make any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior agreement of both Seller and Buyer; provided, however, that Seller may, without obtaining any such agreement, make any disclosures including the filing of this Agreement which Seller in good faith believes is required by applicable laws, governmental regulations or stock exchange rules (in which case Seller will notify Buyer, and, if reasonably practicable, provide Buyer an opportunity to review and comment, prior to making such disclosure). After Closing, Buyer may disclose or make public announcements with respect to the transaction contemplated in this Agreement only after Seller has made its disclosure or made its public announcement with respect to the transaction contemplated in this Agreement.

21

8.9              Expenses. Buyer and Seller will each be responsible for paying costs it incurs in connection with the negotiation and execution of this Agreement and any related due diligence. Each party will pay all applicable Taxes arising out of this Agreement for which it is liable under applicable law.

8.10          Buyer to be Bound by Confidentiality Provisions. On and after the Effective Time, Buyer agrees to be bound by any and all confidentiality provisions under any Assumed Contract and by all applicable laws imposing confidentiality in connection with such Assumed Contracts.

8.11          Confidential Information. Each party understands and agrees that all information disclosed by the other party hereunder relating to the disclosing party’s technology and business operations, including without limitation inventions (whether or not patentable), techniques, processes, methodologies, schematics, testing procedures, software design and architecture, design and function specifications, analysis and performance information, user documentation, internal documentation and the features, mode of operation and other details of its products and services, as well as names and expertise of employees, consultants, customers and prospects, know-how, ideas, and technical, business, financial, marketing, customer and product development plans, forecasts, strategies and other information, except (a) information which at the time of disclosure is in the public domain or (b) information which after such disclosure becomes part of the public domain by publication or otherwise through no fault of such party or any of its affiliates, is “Confidential Information” of the disclosing party. Each party will, and will cause its representatives, agents and affiliates to, treat and hold as confidential the Confidential Information and refrain from using any of the Confidential Information, except (i) to consummate the transactions contemplated by this Agreement and those documents referred to herein (such documents, collectively, the “Related Agreements”), (ii) to satisfy any obligations pursuant to this Agreement or any of the Related Agreements, including, the obligation to defend against certain claims brought by third parties pursuant to Section 9; provided, however, that, following the Closing, Buyer and its representatives, agents and affiliates may disclose or use, for any purpose without limitation, any Confidential Information related to the CBU Business and the Assets. To the extent that Confidential Information includes information received by a disclosing party from third parties in accordance with confidentiality obligations imposed on such disclosing party, whether contractual or in accordance with applicable law, each party hereto agrees to be bound by any such confidentiality agreement or applicable law imposing confidentiality obligations relating to such information. In the event that either party is requested or required (by oral question or request for information or documents in any Proceeding to disclose any such Confidential Information, such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, either party is, on the written advice of counsel, compelled to disclose any Confidential Information, that party may disclose the requested information; provided, however, that, at the request of the other party, such party will cooperate with the other party with respect to the other party’s attempts, if any, to limit the scope of disclosure or to obtain other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other party designates. Each of the parties acknowledge that its obligations under this Section 8.11 are of a special, unique and extraordinary character, that they are reasonably related to the legitimate business interests of the parties, and that a failure to perform any such obligation or a violation of such obligations under this Section 8.11 could cause irreparable harm to the other party, the amount of which may not be readily ascertainable and for which adequate compensation could not be fashioned. Accordingly, each party agrees that the other party will have the right, without the need to prove irreparable injury or to post bond, to seek an immediate injunction against any breach or threatened breach of this Section 8.11 by any party, as well as the right to pursue any and all other rights and remedies available at law or in equity. Notwithstanding the above, the parties agree that this Agreement and the transactions contemplated by this Agreement are not Confidential Information and that Seller is required by law to file the Asset Purchase Agreement with the Securities and Exchange Commission. The provisions contained in this Section 8.11 shall survive the Closing for a period of two years.

22

8.12          Disclosure Schedules. Notwithstanding anything to the contrary contained in this Agreement, any of the exhibits or any Disclosure Schedule, any information disclosed in one section of this Agreement, any exhibit, or any Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement, the exhibits, or the Disclosure Schedules, as the case may be, if its relevance is reasonably apparent. The Disclosure Schedules and all exhibits hereto are incorporated herein and made a part of this Agreement as if set forth herein in full.

8.13          Disclaimer of Certain Warranties. Subject to the express representations and warranties contained in Section 5 of, or as otherwise specifically set forth in, this Agreement, Buyer acknowledges and agrees that the Assets shall be purchased from Seller in “AS IS” and “WHERE IS” condition, and SELLER HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY FOR THE ASSETS, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES.

8.14          Right of Action.  Seller agrees that, upon Buyer’s request, Seller will assign all right, title and interest that Seller and its affiliates have in any IP Professional Cause of Action (defined below) to Buyer to the extent permitted under applicable law and, if such an assignment is not permitted under applicable law, at Buyer’s expense, Seller and its affiliates will assert and prosecute such IP Professional Cause of Action and Buyer will hold harmless, indemnify and defend Seller and its affiliates against any claims raised against Seller or is affiliates arising out of the subject matter of such action.  For purposes hereof, an “IP Professional Cause of Action” means a cause of action against any legal counsel that represented or assisted Seller for (a) failing, prior to the Closing, properly to register or apply for any Purchased CBU Trademarks and Purchased CBU Patents, or make or file any pending registrations and applications relating thereto, that it was responsible to make, file, register or apply for, or (b) failing, prior to the Closing, properly to pay and keep current through the Closing Date any annuity, maintenance, renewal and other fees that it was responsible to pay or keep current relating to registrations or applications for any Purchased CBU Trademark or Purchased CBU Patent.  In the event of a recovery or award in favor of Seller or its affiliates under any such IP Professional Cause of Action, Seller and its affiliates will assign all of their right, title and interest in such recovery or award to Buyer, or, if such recovery or award is paid to Seller or its affiliates, Seller will promptly pay the proceeds thereof to Buyer.  If the legal action in which the IP Professional Cause of Action is asserted contains other causes of action asserted by the Seller or its affiliates, Buyer shall not share in any recovery or award under those other causes of action.  In the event that a legal action involves both IP Professional Causes of Action and other causes of action being asserted by Seller or its affiliates, the expense of asserting and prosecuting such legal action will be shared between Buyer and Seller on a pro rata basis as mutually agreed upon by the parties.

23

Section 9.  INDEMNIFICATION

9.1              Indemnification by Seller. From and after the Effective Time, Seller will hold harmless, indemnify and defend and reimburse Buyer and its permitted successors and assigns, and their respective officers, directors, employees, stockholders, agents and affiliates (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”), from and against any and all damages, claims, losses, liabilities and expenses (including without limitation costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Loss” and collectively, the “Losses”) incurred by such Buyer Indemnitee, whether or not involving a third party claim, which may arise out of (a) any misrepresentation, inaccuracy or breach by Seller of any representation or warranty in this Agreement, the exhibits, the Disclosure Schedules or in any certificate or documents delivered pursuant to this Agreement, (b) any other breach or violation by Seller of any covenant or obligation under this Agreement, the exhibits, the Disclosure Schedules or in any certificate or document delivered pursuant to this Agreement, (c) the ownership or operations of the CBU Business or the Assets before the Effective Time other than the Assumed Liabilities, (d) any Retained Liability or any Excluded Asset, (e) any Taxes of Seller or Taxes related to the Assets or the CBU Business for periods (or portions thereof) ending on or before the Effective Time, (f) any Environmental Liabilities, and (g) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller (or any person acting on its behalf) in connection with any of the transactions contemplated hereby; provided, however, that, subject to the following sentence (i) there shall be no liability under Section 9.1(a) for any Loss unless the aggregate of all such Losses, but for this proviso, exceeds on a cumulative basis an amount equal to $50,000 (and then for all such Losses); and (ii) the aggregate liability of Seller under Section 9.1(a) shall not under any circumstances exceed $375,000. Notwithstanding the foregoing, the limitations on liability in this Section 9.1 shall not (A) apply to any Loss arising out of Section 9.1(a) in respect of Sections 5.1, 5.2, 5.8, 5.11 or 5.16, Section 9.1(b) through (g), or any fraudulent act committed by Seller in connection with the transactions contemplated by this Agreement; or (B) operate as or be construed as limitations on Seller’s liability under the Bill of Sale and Assumption Agreement, the IP Assignments, Seller Trademark License, CBU Intellectual Property License, Mutual Non-Compete Agreement and Amendment to Executive Non-Compete (collectively, the “Ancillary Transaction Documents”). Notwithstanding anything contained herein to the contrary, Seller shall not be liable under this Section 9.1 for any Losses resulting from or relating to any misrepresentation or inaccuracy in or breach of any representation or warranty in Section 5.6 of this Agreement or in any exhibits, Disclosure Schedule or any certificate or documents delivered pursuant to this Agreement relating to the matters covered by Section 5.6 if Buyer had Knowledge of such misrepresentation, inaccuracy or breach before Closing.

24

9.2              Indemnification by Buyer. From and after the Effective Time, Buyer will hold harmless, indemnify and defend and reimburse Seller and its permitted successors and assigns, and their respective officers, directors, employees, stockholders, agents and affiliates (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”), from and against any and all Losses incurred by such Seller Indemnitee, whether or not involving a third party claim, which may arise out of (a) any misrepresentation, inaccuracy or breach by Buyer of any representation or warranty in this Agreement, the exhibits, the Disclosure Schedules or in any certificate or document delivered pursuant to this Agreement, (b) any other breach or violation by Buyer of any covenant or obligation under this Agreement, the exhibits, the Disclosure Schedules or in any certificate or document delivered pursuant to this Agreement, (c) any Assumed Liabilities, (d) the ownership or operations of the CBU Business or the Assets after the Effective Time; (e) any Taxes of Buyer or Taxes related to the Assets or the CBU Business for periods (or portions thereof) ending after the Effective Time, or (f) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Buyer (or any person acting on its behalf) in connection with any of the transactions contemplated hereby; provided, however, that subject to the following sentence (i) there shall be no liability under Section 9.2(a) for any Loss unless the aggregate of all such Losses, but for this proviso, exceeds on a cumulative basis an amount equal to $50,000 (and then for all such Losses); and (ii) the aggregate liability of Buyer under Section 9.2(a) shall not under any circumstances exceed $375,000. Notwithstanding the foregoing, the limitations on liability in this Section 9.2 shall not (A) apply to any Loss arising out of Section 9.2(a) in respect of Sections 6.1, 6.2 or 6.7, Section 9.2(b) through (f), or any fraudulent act committed by Buyer in connection with the transactions contemplated by this Agreement; or (B) operate as or be construed as limitations on Buyer’s obligation to pay the Purchase Price or liability under any of the Ancillary Transaction Documents.

9.3              Calculation of Losses. Prior to the assertion of any claim for indemnification under this Section 9, the indemnified party shall utilize all reasonable efforts, consistent with normal commercial practices and policies, to mitigate such Losses. Recovery pursuant to this Section 9 shall in no event include any consequential, incidental, or punitive damages to Buyer or to Seller, including but not limited to, damages for lost profits, business losses or diminution in value of any asset whatsoever.

9.4              Notice and Defense of Claims. If any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnitee”) receives notice or otherwise obtains knowledge of any matter with respect to which a person obligated to indemnify such Indemnitee (each, an “Indemnitor”) may become obligated to hold harmless or indemnify and reimburse Indemnitee under this Section 9, then Indemnitee will promptly deliver to Indemnitor a written notice describing such matter, provided that failure to promptly deliver such notice will not affect the indemnification obligation except to the extent the Indemnitor is prejudiced or injured thereby. If such matter involves a third party, Indemnitor will have the right, at its option, to assume the defense of such matter at its own expense and with its own counsel. If Indemnitor elects to and does assume the defense of such matter, (a) Indemnitee will fully cooperate as reasonably requested by Indemnitor in the defense or settlement of such matter, (b) Indemnitor will keep Indemnitee reasonably informed of developments and events relating to such matter, and (c) Indemnitee will have the right to participate, at its own expense, in the defense of such matter. Indemnitee will not settle or compromise such matter, without the Indemnitor’s prior written consent. If Indemnitor does not assume the defense of such matter, it may participate, at its own expense, in the defense thereof and Indemnitee will keep Indemnitor reasonably informed of developments and events relating to such matter.

25

9.5              Payments to Indemnified Parties. An Indemnitor with an indemnification obligation under this Section 9 will promptly reimburse each Indemnitee for all amounts owed under this Section 9 from time to time, at the Indemnitee’s request, as such amounts are incurred.

9.6              Sole Remedy. Buyer and Seller acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than injunctive relief and any claim based on fraud or failure to pay the Adjustment Amount (if any)) shall be under the indemnification provisions set forth in this Section 9, and that such remedy shall be exercised solely by means of the exercise of their rights and remedies thereunder. In furtherance thereof, Buyer and Seller hereby waive to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action relating to the transactions contemplated by this Agreement that they may have under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise except under the indemnifications provision set forth in this Section 9.

Section 10.  MISCELLANEOUS

10.1          Definitions. The following terms, as used in this Agreement, have the following meanings:

“3CEMS Matter” means the Proceedings between 3Cems and Prime Foundation (“3CEMS”) and Seller related to claims by 3CEMS under the supply agreement between 3CEMS and Seller, including as set forth in that certain letter from 3CEMS to Seller dated March 21, 2012, and any and all liabilities or obligations Seller may have to 3CEMs, including to the extent arising from or relating to any event or activities occurring on or prior to the Effective Time or arising from or related to Seller’s operation of the CBU Business or ownership of the Assets prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto).

“Employee Benefit Plan(s)” means each employee pension, profit sharing, bonus, option, other incentive, defined benefit, defined contribution, deferred compensation, supplemental executive retirement, hospitalization, medical, disability, life insurance, long term care, severance or other plan, fund, program or policy providing employee benefits, which is maintained or contributed to by Seller, or to which Seller has any obligation to contribute, or pursuant to which Seller has any liability, with respect to employees of the CBU Business.

“Environmental Claim(s)” means any Losses arising under applicable Environmental Laws (including costs of cleanup, containment, or other remediation) from or in connection with any of the following: any environmental, health or safety liabilities arising out of or relating to (a) (i) Seller’s ownership or operation, or a condition resulting from Seller’s ownership or operation of any property or any assets of Seller (including the Assets and the CBU Business prior to the Effective Time) or (ii) any Hazardous Substances, wherever located, that were or allegedly were generated, transported, stored, treated, Released or otherwise handled by Seller or any other person for whose conduct Seller is or may be held responsible, or (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any person, including any employee or former employee of Seller and any employee or former employee leased by Seller for claims related to such persons’ activities as an employee or leased employee, or any other person for whose conduct Seller is or may be held responsible with respect to the operation of its businesses or any property (including the CBU Business prior to the Effective Time), or from Hazardous Substances that were present or suspected to be present on, under, in, or at any property or assets owned or operated by Seller, or was Released or allegedly Released by Seller, or any person for whose conduct Seller is or may be held responsible, where the injury relates to Seller’s ownership or operation of its business or any property (including the CBU Business prior to the Effective Time).

26

“Environmental Law” means any law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any successor thereto).

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, Seller, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Hazardous Substances” means any chemical, material, substance or waste defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and polychlorinated biphenyls, including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

27

“Knowledge” means a person’s actual knowledge. “Seller’s Knowledge” or “to the Knowledge of Seller” shall mean the Knowledge of Harry Rittenour, John Lowry, or David Geiss. “Buyer’s Knowledge” or “to the Knowledge of Buyer” shall mean the Knowledge of Richard Price.

“Material Adverse Change” means any event, change, occurrence or development that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), assets or results of operations of the CBU Business taken as a whole.

“Ordinary Course of Business” means the ordinary course of conduct of the CBU Business, which is consistent in nature, scope and magnitude with past practices and is taken in the ordinary course of the normal, day-to-day operations.

“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances on, into or from soil, groundwater, surface water or sediment.

“Required Consents” means the consent of Snap-on to the assignment by Seller to Buyer of the respective Assumed Contract to which it is a party.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable law relating to any Tax.

“Tooling” means tooling, dies, test and assembly fixtures, jigs, gauges, patterns, casting patterns, cavities, molds, and documentation, including engineering plans, specifications, schematics and drawings, and test reports together with any accessions, attachments, parts, accessories, substitutions, replacements, and appurtenances thereto.

28

10.2          Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any party or circumstance, is to any extent held invalid or unenforceable by a judicial order, the remainder of this Agreement or the application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby and each term, covenant, condition or provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. The invalid or unenforceable provision will be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it will then be applied.

10.3          Assignment; Binding Effect; No Third Party Beneficiaries. Buyer may assign its rights and obligations under this Agreement, provided Buyer will remain liable to Seller for Buyer’s obligations under this Agreement and each of the other Buyer’s Transaction Documents, including for the breach of any such obligations by the assignee. In the event that Buyer sells any of the Assets (other than sales in the Ordinary Course of Business), Buyer or any of its shareholders sell more than fifty percent (50%) of the capital stock of the Buyer to one or more third parties, or Richard Price or his affiliates directly or indirectly sell more than fifty percent (50%) of the capital stock of the Buyer owned by them to one or more third parties, in one or more transactions which shall be aggregated for purposes of this Section 10.3, within: (a) the first year after the Closing Date, Seller will be entitled to fifty percent (50%) of Buyer’s or its shareholders’ profits from the sale of Assets or capital stock of Buyer closing during such year, which profits shall be determined after deducting any costs, expenses, fees or Taxes (“Transaction Costs”) incurred by Buyer with respect to (i) such sale(s), and (ii) the transactions contemplated under this Agreement and the documents referred to herein (provided that, in the case of (ii), if less than all or substantially all of the Assets or capital stock of the Buyer are sold in the transactions, then only a pro rata portion of the Transaction Costs arising from this Agreement will be deducted, calculated based upon the percentage of the assets (determined based on fair market value) or capital stock of the Company being sold in the transactions) (the “Profits”); or (b) the first two years after the Closing Date, Seller will be entitled to twenty-five percent (25%) of the Profits from sales of Assets or capital stock of Buyer closing within the first two years after Closing, except Profits already shared with Seller as provided in (a). Seller may assign its rights and obligations under this Agreement, provided Seller will remain liable to Buyer for Seller’s obligations under this Agreement and each of the other Seller’s Transaction Documents, including for the breach of any such obligations by the assignee. Seller may also assign its rights and obligations under this Agreement in connection with the sale of all or substantially all of its assets. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.3.

10.4          Headings; Construction; Drafting. The headings used in this Agreement are intended for convenience of reference only. The headings will not be considered to have any substantive significance or to define, limit or enlarge the scope or meaning of this Agreement or any provision hereof. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (d) “or” is used in the inclusive sense of “and/or”; (e) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (f) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. This Agreement is deemed to have been drafted jointly by the parties and, accordingly, any ambiguous provision will not be resolved in favor of one party on the basis that the other party drafted the ambiguous provision.

29

10.5          Jurisdiction and Venue. If either party brings legal action against the other to enforce or declare the terms of this Agreement, the party will initiate the legal action in the U.S. District Court for the Eastern District of Michigan or in the Circuit Court of the State of Michigan, in Washtenaw County, and the legal action will thereafter be adjudicated exclusively within such court. Each party submits to the exclusive jurisdiction and venue of the federal and state courts as specified above. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.12 shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 10.5. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. During any time that litigation is pending between the parties, any new legal action brought between the parties will be initiated and adjudicated in the same state or federal court in which the litigation is already pending, regardless which party initiates the new legal action and, to the extent permitted, shall be consolidated with pending litigation.

10.6          Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Michigan without regard to conflicts of laws principles that would require the application of the law of any other jurisdiction.

10.7          Attorney’s Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted to enforce or interpret any provision of this Agreement or in connection with any dispute hereunder, the party which substantially prevails will be entitled to recover such amount as the court may adjudge reasonable as attorney’s fees and all other fees, costs, and expenses of litigation at trial or any appeal or review, in addition to all other amounts provided by law.

10.8          Enforcement of Agreement. Each party acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

30

10.9          Entire Agreement. This Agreement, together with the exhibits, Disclosure Schedules, and other agreements and instruments reference herein, contains the entire agreement with respect to the matters contemplated by this Agreement and supersedes all prior oral and written agreements among the parties with respect to such matters.

10.10      Amendment. This Agreement may not be modified or amended except by a written agreement signed by an authorized officer of each party.

10.11      Waiver. Failure of any party to complain or any act or omission on the part of any other party in breach or default of this Agreement, no matter how long the same may continue, will not be deemed to be a waiver by the party of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement will be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.

10.12      Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed duly given if sent by (a) facsimile transmission; or (b) mailed, sent by overnight courier or delivered personally to:

if to Seller:	Perceptron, Inc. 47827 Halyard Drive Plymouth, MI 48170 Attention: Harry T. Rittenour Facsimile No.: 734-414-4800

with a copy to:	Perceptron, Inc. 47827 Halyard Drive Plymouth, MI 48170 Attention: David W. Geiss Facsimile No.: 734-414-4800

if to Buyer:	Inspectron, Inc. 2159 Applebrook Drive Commerce Township, MI 48382 Attention: Richard Price Facsimile No.: 248-363-6523

with a copy to	Butzel Long 150 West Jefferson Detroit, MI 48226 Attention: Justin G. Klimko Facsimile No.: 313-225-7080

31

Delivery will be deemed effective on the first business day after the date on which the facsimile is successfully transmitted, or the notice is received in the case of any other notice. A party may change its mailing address and/or fax number by providing written notice to the other party.

10.13      Delays. Neither party will incur any liability for any delay in performance which results from power failure, energy shortage, act of God, act of Governmental Authority, act of a public enemy or of war, terrorist attack, riot, fire, flood, civil commotion, insurrection, labor difficulty (including without limitation, strike, boycott, or other work stoppage or slowdown), severe or adverse written weather condition, act of subcontractors or suppliers or other cause beyond the party’s control.

10.14      Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver that may be given by a party will be applicable except in the specific instance for which it is given and no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.15      Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same agreement, and it may be executed by facsimile signature.

10.16      Further Assurances. From time to time, upon request of either party, the other party will execute, acknowledge, and deliver such documents and undertake such actions as may be reasonably requested in order to fulfill its obligations under this Agreement.

(Signature Pages Follow)

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Seller:	Perceptron, Inc.

	By:	/s/ David W. Geiss
David W. Geiss Vice President, General Counsel

Buyer:	Inspectron, Inc.

	By:	/s/ Richard Price
Richard Price President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

ASSET PURCHASE AGREEMENT
DATED AUGUST 30, 2012 BETWEEN
INSPECTRON, INC. AND PERCEPTRON, INC.

List of Exhibits

Exhibit A	Deposit Amount
Exhibit B	Allocations
Exhibit C	Bill of Sale and Assumption Agreement
Exhibit D	Seller Trademark License*
Exhibit E	CBU Intellectual Property License*
Exhibit F	Mutual Non-Compete Agreement*
Exhibit G	Amendment to Executive Non-Compete*
Exhibit H	Trademark Assignment
Exhibit I	Patent Assignment

List of Schedules

Disclosure Schedule 1.1.1	Inventory
Disclosure Schedule 1.1.2	Tangible Personal Property
Disclosure Schedule 1.1.3	Assumed Contracts
Disclosure Schedule 1.1.4	Prepaid Items
Disclosure Schedule 1.1.6(a)	Purchased CBU Trademarks
Disclosure Schedule 1.1.7	Purchased CBU Patents
Disclosure Schedule 1.1.8	Other CBU Intellectual Property
Disclosure Schedule 1.1.11	Governmental Authorizations – Permits
Disclosure Schedule 1.1.12	Third Party Certification
Disclosure Schedule 1.2.5	Excluded Contracts
Disclosure Schedule 2.1.2	Customer Deposits
Disclosure Schedule 5.1	Standing
Disclosure Schedule 5.2	Corporate Power and Authorization
Disclosure Schedule 5.4	Legal Proceedings
Disclosure Schedule 5.6	Assumed and Excluded Contracts
Disclosure Schedule 5.7.1	Purchased CBU Trademarks and Purchased CBU Patents
Disclosure Schedule 5.7.2	Purchased CBU Trademarks and Purchased CBU Patents
Disclosure Schedule 5.7.4	Purchased CBU Trademarks and Purchased CBU Patents
Disclosure Schedule 5.10	Employee Benefit Plans
Disclosure Schedule 5.11(c)	Tax Audits
Disclosure Schedule 5.13	Permits; Compliance with Laws
Disclosure Schedule 5.14	Environmental Matters
Disclosure Schedule 5.15	Insurance Summary
Disclosure Schedule 8.4.1	Hired Employees

* Filed as separate exhibits to Form 8-K.

Certain of the foregoing schedules and exhibits to the Asset Purchase Agreement have not been filed with the Asset Purchase Agreement because such schedules and exhibits do not contain information which is material to an investment decision or which is not otherwise disclosed in the Asset Purchase Agreement. The Company hereby agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Securities and Exchange Commission upon request.